As filed with the U.S. Securities and Exchange Commission on September 2, 2025

Registration No. 333-286493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER
THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-3155788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 West 57th Street, 42nd Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan

Bridge Investment Group Holdings Inc. 2021 Incentive Award Plan

(Full title of the plans)

Whitney Chatterjee

Chief Legal Officer

Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

(212) 515-3200

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Ross Fieldston, Esq.

Gregory A. Ezring, Esq.

Joseph Glatt, Esq.

Ian Hazlett, Esq.

Christodoulos Kaoutzanis, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Apollo Global Management, Inc., a Delaware corporation (“AGM,” “we,” “us,” “our” and the “Company”) hereby amends its original registration statement on Form S-4 (File No. 333-286493) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 11, 2025, as amended by the pre-effective Amendment No. 1 thereto filed with the SEC on May 12, 2025, which the SEC declared effective at 4:00 p.m. Eastern Time on May 14, 2025, and its registration statement on Form S-4 (File No. 333-289978), filed with the SEC on September 2, 2025, which became automatically effective upon filing (collectively, the “Form S-4”), by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the mergers contemplated by the Agreement and Plan of Merger, dated as of February 23, 2025 (the “Merger Agreement”) by and among the Company, Bridge Investment Group Holdings Inc. (“Bridge”), Bridge Investment Group Holdings LLC, a Delaware limited liability company and subsidiary of Bridge (“Bridge LLC”), Aspen PubCo Merger Sub 1, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of the Company (“Merger Sub Inc.”), Aspen Second Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub LLC”) and, solely for purposes of Section 6.16 thereof, Adam O’Farrell as the representative of Bridge LLC, pursuant to which, on September 2, 2025, Merger Sub Inc. merged with and into Bridge, with Bridge surviving such merger as a wholly-owned subsidiary of the Company (the “Corporate Merger”), and Merger Sub LLC merged with and into Bridge LLC, with Bridge LLC surviving such merger as the surviving limited liability company and a wholly-owned subsidiary of the Company (the “LLC Merger”).

As a result of the Corporate Merger, (i) each issued and outstanding share of Class A common stock of Bridge, $0.01 par value per share (the “Bridge Class A common stock”) (excluding certain shares as described in the Merger Agreement), was converted automatically into 0.07081 shares (the “Class A exchange ratio”) of common stock of the Company, par value $0.00001 per share (the “AGM common stock”), and (ii) each issued and outstanding share of Class B common stock of Bridge, $0.01 par value per share (excluding certain shares as described in the Merger Agreement), was converted automatically into 0.00006 shares of AGM common stock. As a result of the LLC Merger, (i) each issued and outstanding Bridge LLC Class A common unit was converted into a number of shares of AGM common stock equal to the Class A exchange ratio and (ii) each issued and outstanding Bridge LLC Class B common unit was cancelled and retired without any conversion thereof and ceased to exist.

Pursuant to the terms of the Merger Agreement, outstanding restricted stock units and restricted stock awards with respect to shares of Bridge Class A common stock were converted into corresponding restricted stock units and restricted stock awards with respect to AGM common stock. The number of shares underlying the restricted stock units and restricted stock awards were adjusted based on the Class A exchange ratio. Outstanding unvested awards of Bridge LLC Class A common units were converted into corresponding restricted stock awards with respect to shares of AGM common stock. The number of shares underlying the unvested awards of Bridge LLC Class A common units were adjusted based on the Class A exchange ratio.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to (i) 191,738 shares of AGM common stock issuable in respect of restricted stock units that were granted under the Bridge Investment Group Holdings Inc. 2021 Incentive Award Plan (the “Bridge Plan”), (ii) 599,031 shares of AGM common stock issuable in respect of restricted stock awards that were granted under the Bridge Plan and (iii) 12,333 shares of AGM common stock issuable in respect of the unvested awards of Bridge LLC Class A common units and that will, in each case, be issued under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan. All such shares of AGM common stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment. As a result of the Corporate Merger, the Company assumed the share reserve available for issuance with respect to outstanding awards granted under the Bridge Plan, which as described above were converted into awards covering shares of AGM common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 24, 2025 (the “2024 10-K”),
•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2025 that are incorporated by reference into Part III of the 2024 10-K;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 7, 2025 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 filed with the SEC on August 7, 2025;
•	Item 5.02 of our Current Reports on Form 8-K filed with the SEC on January 15, 2025 and April 17, 2025 and our Current Reports on Form 8-K filed with the SEC on January 31, 2025, February 26, 2025, June 6, 2025, July 2, 2025, August 12, 2025 and September 2, 2025; and
•	The description of our capital stock, filed as Exhibit 4.11 to the 2024 10-K.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. The Company’s certificate of incorporation, as amended and restated (the “certificate of incorporation”), provides that, to the fullest extent permitted by applicable law, a director will not be liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the certificate of incorporation also provides that the Company will indemnify each director, officer, employees and agents, among other persons, including as determined by the Company’s board of directors (the “Board of Directors”), to the fullest extent permitted by the laws of the State of Delaware. Furthermore, the certificate of incorporation obligates the Company to advance expenses (including legal fees and expenses) incurred by the Company’s directors and officers, respectively, in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding prior to a final and non-appealable determination that such indemnitee is not entitled to be indemnified upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it ultimately shall be determined that the indemnitee is not entitled to be indemnified (except that the Board of Directors shall not be obligated to advance any such expenses to an indemnitee in connection with any action, suit or proceeding or part thereof commenced by such indemnitee unless the commencement thereof by such indemnitee was authorized by the Board of Directors).

Section 102 of the DGCL permits the limitation of directors’ and officers’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer except for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which the director or officer derived an improper personal benefit.

The foregoing statements are subject to the detailed provisions of Sections 102 and 145 of the DGCL and the certificate of incorporation and the Company’s bylaws, as amended and restated.

Reference is made to Item 9 for the undertakings by the Company with respect to indemnification for liabilities arising under the Securities Act.

The Company currently maintains insurance which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by the Company’s directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company is a party to an indemnification agreement with its executive officers and directors that provides, in general, that the Company will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on the Company’s behalf and advance expenses incurred by them in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding in a manner consistent with the advancement rights provided under the certificate of incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Tango Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Apollo Global Management, Inc.’s Form 8-K12B filed on January 3, 2022 (File No. 001-41197)).

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Apollo Global Management, Inc. (incorporated by reference to Exhibit 3.2 to Apollo Global Management, Inc.’s Form 8-K12B filed on January 3, 2022 (File No. 001-41197)).

4.3	Amended and Restated Bylaws of Apollo Global Management, Inc. (incorporated by reference to Exhibit 3.3 to Apollo Global Management, Inc.’s Form 8-K12B filed on January 3, 2022 (File No. 001-41197)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of common stock being registered.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Apollo Global Management, Inc.

24.1	Powers of Attorney (contained on the signature pages of the Form S-4).

99.1	Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan, as amended and restated as of January 26, 2022 (incorporated by reference to Exhibit 10.1 to the Apollo Global Management, Inc.’s Form 10-Q for the period ended March 31, 2022 (File No. 001-41197)).

99.2	Bridge Investment Group Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.5 to Bridge Investment Group Holdings Inc.’s Registration Statement on Form S-1/A filed on July 2, 2021 (File No. 333-257290)).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Apollo Global Management, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 2, 2025.

APOLLO GLOBAL MANAGEMENT, INC.

By	/s/ Martin Kelly
Name: Martin Kelly
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 2nd day of September, 2025.

Signature	Title

/s/ Marc Rowan Marc Rowan	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Martin Kelly Martin Kelly	Chief Financial Officer (Principal Financial Officer)

/s/ Kristiane Kinahan Kristiane Kinahan	Chief Accounting Officer (Principal Accounting Officer)

* James Belardi	Director

* Scott Kleinman	Director

* James Zelter	Director

*	Director
Marc Beilinson

*	Director
Jessica Bibliowicz

*	Director
Kerry Murphy Healey

*	Director
Mitra Hormozi

*	Director
Pamela Joyner

*	Director
Brian Leach

*	Director
Pauline Richards

*	Director
David Simon

*	Director
Lynn Swann

*	Director
Patrick Toomey

*By: /s/ Martin Kelly Martin Kelly Attorney-in-fact